EXHIBIT 99

                   PRESS RELEASE OF AMERICAN BANK INCORPORATED

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

          American Bank Appoints Two New Members to Board of Directors

Allentown, PA, May 3, 2005 - American Bank, Inc. (NasdaqSC: AMBK) and its wholly owned subsidiary, American Bank, today announced the addition of John F. Eureyecko and John W. Galuchie, Jr. to its Board of Directors.

Mr. Eureyecko is President and Chief Executive Officer of Belhaven Capital Group, Inc., which owns and operates residential and commercial properties in the Lehigh Valley. Mr. Eureyecko was formerly President and Chief Operating Officer of Piercing Pagoda, Inc. Mr. Eureyecko holds a Bachelor of Arts degree in Accounting and Finance from Moorhead State University and a Master of Business Administration from Lehigh University. Mr. Eureyecko is also a member of the WLVT TV 39 Board of Directors, Moravian Academy Board of Trustees, The Hillside School Finance Committee and American Home Partners Board of Directors. He is also Chairman of the Northampton County Community College Foundation Board and has established the Eureyecko Family Scholarship Fund at the College.

Mr. Galuchie is President and Chief Operating Officer of T.R. Winston & Company, LLC, a registered securities broker-dealer in Bedminster, New Jersey. Mr. Galuchie holds a Bachelor of Science degree in Business and Economics from
Lehigh University and is a Certified Public Accountant. Mr. Galuchie is also Chairman of General Devices Inc. and Director and Treasurer of the Tenant-In-Common Association, an industry organization.


CONTACTS: Mark W. Jaindl, President & CEO        Mary Garza, Marketing Director
          Phone:   (610) 973-8112                Phone:   (610) 973-8143